EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
OCTOBER 21, 2022

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE THIRD QUARTER OF 2022

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the third quarter of 2022 of $5.5 million, or $0.62 per share, compared to $6.7 million, or $0.74 per share, earned in the third quarter of 2021. For the nine months ended September 30, 2022, net income for the Company totaled $14.9 million or $1.64 per share, compared to $18.6 million or $2.04 per share earned in 2021. The decrease in earnings for the three and nine months ended is primarily the result of lower interest income on loans and higher interest expense on deposits, offset in part by an increase in interest income on taxable securities. The reduction in interest income on loans was primarily due to fewer Paycheck Protection Program (“PPP”) fees recognized into income compared to the same periods in 2021. The higher interest expense on deposits is due to an increase in market rates in 2022. The Federal Open Market Committee increased interest rates by 3.00% through September 30, 2022. The increase in interest income on taxable securities was primarily due to growth in the investment portfolio.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Net income (in thousands)	$5,543	$6,714	$14,881	$18,616
Earnings per share - basic and diluted	$0.62	$0.74	$1.64	$2.04
Return on average assets	1.05%	1.29%	0.93%	1.20%
Return on average equity	13.65%	12.60%	11.15%	11.85%
Efficiency ratio	59.48%	51.35%	60.24%	54.30%
Net interest margin	2.63%	2.97%	2.58%	2.89%

COMPANY STOCK HIGHLIGHTS (unaudited)

As of or for the three months ended
September 30,
Company Stock (ATLO)	2022

Closing price	$22.18
Price range	$20.16 - 22.90
Book value per common share	$15.27
Cash dividend declared	$0.27
Dividend yield	4.87%

BALANCE SHEET HIGHLIGHTS (unaudited)

	September 30,
(Dollars in thousands)	2022	2021

Assets	$2,086,939	$2,096,396
Loans receivable, net	$1,175,247	$1,126,059
Deposits	$1,873,011	$1,836,708
Stockholders' equity	$137,271	$210,380
Equity capital ratio	6.58%	10.04%

Third Quarter 2022 Results:

Third quarter 2022 loan interest income was $842 thousand lower than third quarter 2021. The decrease is primarily due to fewer PPP fees recognized into income. Fees recognized from PPP loans during the third quarter of 2022 were $2 thousand as compared to $1.7 million of fees during the third quarter of 2021. Taxable securities interest income was $970 thousand higher than the third quarter of 2021 due primarily to increased balances. Deposit interest expense increased $854 thousand during this same period due to an increase in market interest rates on core deposits. Third quarter 2022 net interest income totaled $13.7 million, a decrease of $989 thousand, or 7%, compared to the same quarter a year ago. The Company’s net interest margin was 2.63% for the quarter ended September 30, 2022 as compared to 2.97% for the quarter ended September 30, 2021. The decrease in net interest margin was primarily due to a decline in PPP fees and an increase in market interest rates on core deposits.

A credit for loan losses of ($520) thousand was recognized in the third quarter of 2022 as compared to a credit for loan losses of ($94) thousand in the third quarter of 2021. Net loan charge-offs totaled $3 thousand for the quarter ended September 30, 2022 compared to net loan recoveries of $31 thousand for the quarter ended September 30, 2021. The credit for loan losses in 2022 was primarily due to a reduction in specific reserves and an overall improvement in the quality of the loan portfolio.

Noninterest income for the third quarter of 2022 totaled $2.3 million as compared to $2.7 million in the third quarter of 2021, a decrease of 14%. The decrease in noninterest income was primarily due to fewer gains on sale of residential loans held for sale as refinancing volume has slowed.

Noninterest expense for the third quarter of 2022 totaled $9.5 million compared to $8.9 million recorded in the third quarter of 2021, an increase of 7%. The increase is primarily due to data processing costs as a result of additional investments in technology and normal increases in salaries and benefits. The efficiency ratio was 59.5% for the third quarter of 2022 as compared to 51.4% in the third quarter of 2021.

Income tax expense for the third quarter of 2022 totaled $1.4 million compared to $1.8 million recorded in the third quarter of 2021. The effective tax rate was 21% for the quarters ended September 30, 2022 and 2021. The lower than expected tax rate in 2022 and 2021 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Nine Months 2022 Results:

For the nine months ended September 30, 2022 loan interest income was $3.4 million lower than the first nine months of 2021. The decrease is primarily due to fewer PPP fees recognized into income and a decline in the recovery of interest income on nonaccrual loans. Fees recognized from PPP loans during the nine months ended September 30, 2022 were $217 thousand as compared to $3.9 million of fees during the same period 2021. Nonaccrual interest income recognized in the nine months ended September 30, 2022 was $76 thousand compared to $355 thousand recognized during the same period of 2021. Taxable securities interest income was $2.4 million higher than 2021 due primarily to increased balances. Deposit interest expense increased $510 thousand during this same period primarily related to an increase in market interest rates on core deposits and partially offset by lower volume of time deposits. The net interest income for the nine months ended September 30, 2022 totaled $40.5 million, a decrease of $2.0 million, or 5%, compared to the same period a year ago. The Company’s net interest margin was 2.58% for the nine months ended September 30, 2022 as compared to 2.89% for the nine months ended September 30, 2021. The decrease in net interest margin was primarily due to a decline in PPP fees and an increase in market interest rates on core deposits.

A credit for loan losses of ($706) thousand was recognized for the nine months ended September 30, 2022 as compared to a credit for loan losses of ($540) thousand for the nine months ended September 30, 2021. Net loan charge-offs totaled $18 thousand for the nine months ended September 30, 2022 compared to net loan recoveries of $155 thousand for the nine months ended September 30, 2021. The credit for loan losses in 2022 was primarily due to a reduction in specific reserves and an overall improvement in the quality of the loan portfolio. The credit for loan losses in the 2021 was primarily due to loan recoveries and a reduction in a specific reserve.

Noninterest income for the nine months ended September 30, 2022 totaled $7.2 million compared to $7.8 million for the nine months ended September 30, 2021, a decrease of 8%. The decrease in noninterest income was primarily due to fewer gains on sale of residential loans held for sale as refinancing volume has slowed.

Noninterest expense for the nine months ended September 30, 2022 totaled $28.7 million compared to $27.3 million for the nine months ended September 30, 2021, an increase of 5%. The increase is primarily due to data processing costs as a result of additional investments in technology and normal increases in salaries and benefits. The efficiency ratio was 60.2% and 54.3% for the nine months ended September 30, 2022 and 2021, respectively.

Income tax expense for the nine months ended September 30, 2022 and 2021 totaled $4.8 million and $4.9 million, respectively. The effective tax rate was 24% and 21% for the nine months ended September 30, 2022 and 2021, respectively. The increase in the effective tax rate in 2022 was due to a $780 thousand adjustment to deferred taxes for the reduction in future Iowa bank franchise tax rates enacted in the second quarter of 2022. The lower than expected tax rate in 2022 and 2021 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of September 30, 2022, total assets were $2.09 billion, an decrease of $9 million, as compared to September 30, 2021. This decrease in assets is primarily due to unrealized losses on the investment portfolio as market interest rates have risen. The decrease was offset in part by increased loan volume and purchase of investments funded by an increase in deposits and advances.

Securities available-for-sale as of September 30, 2022 increased to $784.0 million from $765.4 million as of September 30, 2021. The increase in securities available-for-sale is primarily due to investment of federal funds sold and deposit growth deployed to purchase U.S. treasuries and municipals, offset in part by a decline in fair value of the portfolio due to interest rate increases during 2022.

Net loans as of September 30, 2022 increased to $1.18 billion, as compared to $1.13 billion as of September 30, 2021. The increase was primarily due to an increase in the 1-4 family loan portfolio, offset in part by a reduction in PPP loans. PPP loans totaled $193 thousand and $14.8 million as of September 30, 2022 and 2021, respectively. Impaired loans were $15.0 million and $12.5 million as of September 30, 2022 and 2021, respectively. Loans classified as substandard were $29.8 million and $35.8 million as of September 30, 2022 and 2021, respectively. Loans classified as watch and special mention totaled $128.5 million and $158.8 million as of September 30, 2022 and 2021, respectively. The allowance for loan losses on September 30, 2022 totaled $15.9 million, or 1.34% of gross loans, compared to $16.8 million, or 1.47% of gross loans, as of September 30, 2021. The decrease in the allowance for loan losses is mainly due to lower specific reserves and improved quality of the loan portfolio, offset in part by loan growth.

Deposits totaled $1.87 billion as of September 30, 2022, an increase of 2%, compared to $1.84 billion recorded as of September 30, 2021. The growth in deposits is primarily due to increases in interest-bearing core deposits, including retail, commercial and public funds, offset in part by a decrease in time deposits. Deposit balances fluctuate as customers’ liquidity needs vary and could be impacted by prevailing market interest rates, competition, and economic conditions.

The Company’s stockholders’ equity represented 6.6% of total assets as of September 30, 2022 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $137.3 million as of September 30, 2022, compared to $210.4 million as of September 30, 2021. The decrease in stockholders’ equity was primarily the result of an increase in unrealized losses on the investment portfolio, offset in part by the retention of net income in excess of dividends.

Cash Dividend Announcement

On August 10, 2022, the Company declared a quarterly cash dividend on common stock, payable on November 15, 2022 to stockholders of record as of November 1, 2022, equal to $0.27 per share.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust, Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: the substantial negative impact of the continuing COVID-19 pandemic on national, regional and local economies in general and on the Company’s customers in particular; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses resulting from the COVID-19 pandemic or as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2021. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	September 30,	September 30,
ASSETS	2022	2021

Cash and due from banks	$22,944	$25,607
Interest-bearing deposits in financial institutions and federal funds sold	6,311	105,621
Total cash and cash equivalents	29,255	131,228
Interest-bearing time deposits	15,410	17,165
Securities available-for-sale	783,967	765,423
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	4,141	3,424
Loans receivable, net	1,175,247	1,126,059
Loans held for sale	467	378
Bank premises and equipment, net	18,155	16,929
Accrued income receivable	12,073	11,178
Bank-owned life insurance	3,036	2,968
Deferred income taxes, net	25,453	725
Other intangible assets, net	2,067	2,654
Goodwill	12,424	12,424
Other assets	5,244	5,841

Total assets	$2,086,939	$2,096,396

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Noninterest-bearing checking	$381,137	$373,883
Interest-bearing checking	621,082	585,056
Savings and money market	675,826	654,345
Time, $250 and over	34,955	44,641
Other time	160,011	178,783
Total deposits	1,873,011	1,836,708

Securities sold under agreements to repurchase	41,069	36,277
FHLB advances and other borrowings	27,450	3,000
Dividends payable	2,428	2,366
Accrued expenses and other liabilities	5,710	7,665
Total liabilities	1,949,668	1,886,016

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,992,167 and 9,098,144 shares as of September 30, 2022 and 2021, respectively.	17,984	18,196
Additional paid-in capital	14,253	16,480
Retained earnings	177,947	167,443
Accumulated other comprehensive income (loss)	(72,913)	8,261
Total stockholders' equity	137,271	210,380

Total liabilities and stockholders' equity	$2,086,939	$2,096,396

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Interest and dividend income:
Loans, including fees	$11,688	$12,530	$33,229	$36,641
Securities
Taxable	3,226	2,256	8,861	6,457
Tax-exempt	641	725	1,990	2,392
Other interest and dividend income	250	168	675	515

Total interest and dividend income	15,805	15,679	44,755	46,005

Interest expense:
Deposits	1,847	993	3,921	3,411
Other borrowed funds	295	34	383	106

Total interest expense	2,142	1,027	4,304	3,517

Net interest income	13,663	14,652	40,451	42,488

Provision (credit) for loan losses	(520)	(94)	(706)	(540)

Net interest income after provision (credit) for loan losses	14,183	14,746	41,157	43,028

Noninterest income:
Wealth management income	1,063	1,147	3,589	3,224
Service fees	348	385	1,013	1,065
Securities gains, net	2	24	37	24
Gain on sale of loans held for sale	137	429	501	1,313
Merchant and card fees	462	488	1,362	1,508
Other noninterest income	274	200	716	681

Total noninterest income	2,286	2,673	7,218	7,815

Noninterest expense:
Salaries and employee benefits	5,731	5,487	17,092	16,766
Data processing	1,494	1,307	4,594	3,989
Occupancy expenses, net	674	632	2,097	1,999
FDIC insurance assessments	155	154	450	441
Professional fees	431	396	1,407	1,307
Business development	346	344	981	835
Intangible asset amortization	145	159	438	479
New markets tax credit projects amortization	189	160	567	479
Other operating expenses, net	322	258	1,091	1,022

Total noninterest expense	9,487	8,897	28,717	27,317

Income before income taxes	6,982	8,522	19,658	23,526

Income tax expense	1,439	1,808	4,777	4,910

Net income	$5,543	$6,714	$14,881	$18,616

Basic and diluted earnings per share	$0.62	$0.74	$1.64	$2.04

Declared dividends per share	$0.27	$0.52	$0.81	$1.03